EXHIBIT 10.105




April 26, 2005


Confidential
------------


Marshall A. Loeb
200 Sawbridge Drive
Ridgeland, Mississippi  39157


Dear Marshall:

This letter replaces and supersedes the letters I sent previously. On behalf of Glimcher Realty Trust (the "Company"), I am pleased to offer you the position of Executive Vice President, Chief Operating Officer, pursuant to the provisions outlined below. I am confident that you will find your employment experience with our company very challenging and rewarding.

START DATE:
----------
Your first day in the position will be mutually agreed upon but will be no later than May 16, 2005. In consideration for the stock grant and bonus you will forfeit at your current employer, the 2005 annual bonus, stock option and stock grant will not be pro-rated.

SALARY:
------
Your annual salary will be $350,000.

BONUS:
-----
In your position as Executive Vice President, Chief Operating Officer, which position would be considered an executive officer of the Company, you will be entitled to participate in the Company's Senior Executive and Management Bonus Program, as same may be established and modified from time to time by the Executive Compensation Committee of the Board of Trustees of the Company. By way of example, in 2004, the person occupying this position was eligible for a bonus equal to 30% of the annual salary upon achievement of the earnings target.

STOCK OPTIONS:
-------------
You will be eligible to participate in the Company's stock option plan as same may be established and modified from time to time by the Board of Trustees of the Company. When you begin employment, you will be granted 25,000 stock options. In addition, option grants will be made annually each March at the discretion of the Board of Trustees of the Company. Options are granted at fair market value on the grant date as determined in accordance with the plan. Options vest ratably over three years and expire ten years after the grant date.

Confidential
------------
Marshall A. Loeb
April 26, 2005
Page 2


RESTRICTED STOCK:
----------------
Upon commencement of your employment, 8,333 shares of restricted stock will be issued to you. You will have the benefit of receiving dividends attributable to these shares upon their issuance, but they will not become vested and unrestricted until 36 months after their issuance. In addition, it is anticipated that restricted stock grants will be made annually at the discretion of the Company.

GROUP BENEFITS: (Medical, Dental, Life, Disability)
---------------------------------------------------
The effective date of your group benefits will be the first of the month following your date of hire. We will provide a copy of the benefit summary when you begin your employment.

RELOCATION:
----------
The company provides for reimbursement of relocation expenses in accordance with its relocation policy, which is described in Section 6.10 of the Company Handbook. The position being offered would be classified as Category I under this policy.

401(k):
------
You will be eligible to participate in the Company's 401(k) plan at the beginning of the first of the quarter after six months of service. The Company provides a cash match of 50% of the first 6% of the participant's contribution, subject to ERISA limitations. Participants are 100% vested in the employee match after five years of service. You will also have the opportunity to rollover funds from another qualified plan in order to take advantage of any of the 13 investment options we offer prior to your eligible participation date. The terms of your entitlement to participate in the Company's 401(k) plan will be governed by the plan itself as it may be established and modified from time to time by the Board of Trustees of the Company.

VACATION:
--------
You will be eligible for four (4) weeks of paid vacation per year.

CONTINUING EDUCATION:
--------------------
Please refer to Section 6.11 of the Management Handbook with respect to professional organizations. The Company would reimburse you for continuing education and certification fees accordingly.

Confidential
------------
Marshall A. Loeb
April 26, 2005
Page 3


CLUB MEMBERSHIP:
---------------
The Company has a corporate membership at the New Albany Country Club. You will have privileges at the Country Club under the corporate membership. The dues and usage fees will be at your expense. The privileges under the membership would continue only during your employment with the Company.

CHANGE OF CONTROL:
-----------------
Your position will be subject to a written agreement relating to severance benefits upon a change in control. This offer is contingent upon your execution of such a written agreement and the approval of the agreement by the Board of Trustees.

EXECUTIVE COMPENSATION COMMITTEE APPROVAL:
-----------------------------------------
This offer is subject to and contingent upon the approval of the Executive Compensation Committee of the Board of Trustees of the Company. Upon acknowledgement of the provisions of this letter, a resolution containing the terms hereof will be submitted to the Executive Compensation Committee for review.

STATUS:
------
This position is classified as exempt from overtime pay and is subject to all terms and conditions as outlined in the Management Handbook, a copy of which will be provided when your employment begins.

Please be advised that, per Company policy, your employment status is at-will and that nothing herein changes, alters, or modifies this status and further that no company representative other than the Management Committee of the Board of Trustees is authorized to enter into any written or oral agreement contrary to this policy.

This offer is contingent upon the receipt of a satisfactory criminal background check. By signing below, you expressly authorize the Company to procure a criminal background report.

We would appreciate your quick response in acknowledging the terms and conditions of this offer. By signing below, you also acknowledge that no promise or agreement not expressed in this letter has been made to you and that this letter contains all the terms of employment which have been offered to you by the Company.

Marshall, we are very excited about offering you this opportunity with our Company. If you have further questions about any of the contents in this letter, please do not hesitate to contact me.

Confidential
------------
Marshall A. Loeb
April 26, 2005
Page 4



Sincerely,

GLIMCHER REALTY TRUST


/s/Michael P. Glimcher                      April 26, 2005
----------------------------                ---------------------------
Michael P. Glimcher                         Date
President and Chief Executive Officer

AGREED AND ACKNOWLEDGED BY:


/s/Marshall A. Loeb                         April 26, 2005
----------------------------                ---------------------------
MARSHALL A. LOEB                            Date


cc: Cindy Hilsheimer/SC Search Consultants